Exhibit 23.4

Our ref            JDA/783050-000001/71324711v1

Avista Public Acquisition Corp. II PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

26 July 2022

Avista Public Acquisition Corp. II

We hereby consent to the filing of our opinion letter, dated 28 July 2021, as an exhibit to this registration statement, and to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus/information statement, which is a part of this registration statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the Rules and Regulations of the United States Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP